Exhibit 99.1

QUAINT OAK BANCORP, INC. ANNOUNCES FIRST QUARTER EARNINGS

Southampton, Pa., April 26, 2012 – Quaint Oak Bancorp, Inc. (the “Company”) (OTCBB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today that net income for the quarter ended March 31, 2012 was $176,000, or $0.20 per basic and diluted share, compared to $157,000 or $0.18 per basic and diluted share for the same period in 2011.

Robert T. Strong, President and Chief Executive Officer stated, “We are pleased to report that our net income for the quarterly period ended March 31, 2012, increased by approximately $33,000 over the previous quarter ended December 31, 2011.  Contributing to the improved performance were new opportunities to increase our lending that resulted in a higher balance of total loans outstanding and decreased our lower yielding excess liquidity.  In addition, our non-interest fee income improved with greater activity in our subsidiary companies.  Finally, our other real estate owned expenses have decreased combined with continued improvement in our non-performing assets.  As a result, income for the quarter ended March 31, 2012 is, by historical standards, the third highest quarterly income we have experienced.”

Mr. Strong continued, “On March 19, 2012, we relocated our Delaware Valley headquarters office to another nearby location in Upper Southampton Township which benefits our local customer base.  The larger main office facility accommodates our expanding operations including our mortgage banking subsidiary.  In addition, the location provides both improved visibility and accessibility as we grow our operations.”  Mr. Strong added, “In closing, I am very pleased that we have increased our rate of dividend payout to our shareholders, as previously announced.  As always, in conjunction with having maintained a strong repurchase plan in previous years, our current and continued business strategy includes long-term profitability and payment of dividends reflecting our strong commitment to shareholder value.”

Net income amounted to $176,000 for the three months ended March 31, 2012, an increase of $19,000, or 12.1%, compared to net income of $157,000 for three months ended March 31, 2011.  The increase in net income on a comparative quarterly basis was primarily the result of the increases in net interest income of $93,000 and non-interest income of $120,000, which were offset by increases in the provision for loan losses of $44,000, non-interest expense of $144,000 and the provision for income taxes of $6,000.

The $93,000, or 10.4% increase in net interest income for the three months ended March 31, 2012 over the comparable period in 2011 was driven by a $78,000, or 5.7% increase in interest income and a $15,000, or 3.2% decrease in interest expense. The increase in interest income was primarily due to a $4.4 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $74.2 million for the three months ended March 31, 2011 to an average balance of $78.6 million for the three months ended March 31, 2012.  The decrease in interest expense was primarily attributable to a 17 basis point decrease in the overall cost of interest-bearing liabilities from 2.15% for the three months ended March 31, 2011 to 1.98% for the same period in 2012.  The average interest rate spread increased from 3.38% for the three months ended March 31, 2011, to 3.53% for the same period in 2012, while the net interest margin improved from 3.63% for the three months ended March 31, 2011 to 3.78% for the three months ended March 31, 2012.

The $120,000, or 151.9% increase in non-interest income for the three months ended March 31, 2012 over the comparable period in 2011 was primarily attributable to a $92,000 increase in fee income generated by Quaint Oak Bank’s mortgage banking, title abstract and real estate sales subsidiaries and a $32,000 gain on the sale of an SBA loan, offset by an aggregate loss of $6,000 realized on the sale of two other real estate owned properties.

The $144,000, or 21.2% increase in non-interest expense for the three months ended March  31, 2012 compared to the same period in 2011 was primarily attributable to a $108,000 increase in salaries and employee benefits expense, a $24,000 increase in occupancy and equipment expense, a $22,000 increase in other expense, a $3,000 increase in advertising expense, and a $2,000 increase in professional fees.  Offsetting these increases was a $7,000 decrease in FDIC deposit insurance assessments, a $5,000 decrease in expenses related to other real estate owned, and a $3,000 decrease in directors’ fees and expenses.  The increase in salaries and employee benefits expense for the 2012 period compared to 2011 was primarily attributable to increased staff as the Company expanded its mortgage banking and lending operations and implemented employee health care benefits.

The $6,000, or 5.6% increase in the provision for income taxes for the three months ended March 31, 2012 over the three month period ended March 31, 2011 was due primarily to the increase in pre-tax income as our effective tax rate remained relatively consistent at 39.1% for the 2012 period compared to 40.5% for the comparable period in 2011.

The Company’s total assets at March 31, 2012 were $107.1 million, a decrease of $2.1 million, or 1.9%, from $109.2 million at December 31, 2011.  This decrease was primarily due to a decrease in cash and cash equivalents of $8.5 million as this liquidity was used to fund an increase in loans held for sale of $3.0 million, loans receivable, net of $2.6 million, a $500,000 purchase of an investment security available for sale, and net deposit outflows of $2.1 million.  Investment securities available for sale increased $4.5 million in total since December 31, 2011 as $3.9 million of mortgage-backed securities designated as held-to-maturity were transferred into the investment securities available for sale category at the end of the first quarter in anticipation of their sale.  In the second quarter of 2012, the Company sold these mortgage-backed securities and realized an after-tax gain of approximately $198,000.

Total interest-bearing deposits decreased $2.2 million, or 2.4%, to $86.4 million at March 31, 2012 from $88.5 million at December 31, 2011. This decrease in deposits was attributable to decreases of $2.4 million in certificates of deposit and $732,000 in statement savings accounts, offset by increases of $993,000 in eSavings accounts and $3,000 in passbook savings accounts. Management allowed certificates of deposit to decline during the quarter as part of its strategy to use built-up excess liquidity to fund loan growth rather than grow high-cost deposits.

Total stockholders’ equity increased $454,000 to $16.2 million at March 31, 2012 from $15.7 million at December 31, 2011. Contributing to the increase was net income for the three months ended March 31, 2012 of $176,000, an increase in accumulated other comprehensive income of $266,000, amortization of stock awards and options under our stock compensation plans of $30,000, and common stock earned by participants in the employee stock ownership plan of $17,000. These increases were offset by dividends paid of $35,000.

Non-performing loans amounted to $3.4 million, or 4.32% of net loans receivable at March 31, 2012, consisting of thirty-six loans, twenty-two of which are on non-accrual status and fourteen of which are 90 days or more past due and accruing interest. Comparably, non-performing loans amounted to $3.3 million, or 4.42% of net loans receivable at December 31, 2011, consisting of thirty-six loans, twenty of which were on non-accrual status and sixteen of which were 90 days or more past due and accruing interest.  The non-performing loans at March 31, 2012 include thirteen one-to-four family non-owner occupied residential loans, nine home equity loans, seven commercial real estate loans, five one-to-four family owner-occupied residential loans, one multi-family residential loan, and one consumer non-real estate loan, and all are generally well-collateralized or adequately reserved for. At this time, management does not anticipate any significant losses on these loans. During the quarter ended March 31, 2012, three loans were placed on non-accrual status resulting in the reversal of approximately $14,000 of previously accrued interest income and one loan that was on non-accrual was returned to accrual status.  Included in non-performing loans are seven loans identified as troubled debt restructurings which totaled $443,000 at March 31, 2012.  The Company had one additional troubled debt restructuring not included in non-performing loans at March 31, 2012 in the amount of $182,000 that was 60-89 days past due. The allowance for loan losses as a percent of total loans receivable was 1.11% at March 31, 2012 and 1.06% at December 31, 2011.

Other real estate owned (OREO) amounted to $25,000 at March 31, 2012, consisting of one property, a residential building lot.  This compares to three properties totaling $185,000 at December 31, 2011.  During the quarter ended March 31, 2012, the Company sold two OREO properties and realized an aggregate loss of $6,000.  Non-performing assets amounted to $3.4 million, or 3.17% of total assets at March 31, 2012 compared to $3.5 million, or 3.22% of total assets at December 31, 2011.

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank. Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business through its two banking offices located in Bucks County and Lehigh County, Pennsylvania.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)

	At March 31, 2012	At December 31, 2011
Assets	(Unaudited)	(Unaudited)

Cash and cash equivalents	$3,208	$11,687
Investment in interest-earning time deposits	8,093	8,082
Investment securities available for sale at fair value	11,217	6,707
Mortgage-backed securities held to maturity (fair value-2011 $4,248)	-	3,888
Loans held for sale	3,378	413
Loans receivable, net of allowance for loan losses (2012: $873; 2011: $805)	77,950	75,339
Accrued interest receivable	615	543
Investment in Federal Home Loan Bank stock, at cost	585	616
Premises and equipment, net	1,421	1,124
Other real estate owned, net	25	185
Prepaid expenses and other assets	588	605
Total Assets	$107,080	$109,189

Liabilities and Stockholders’ Equity

Liabilities
Deposits, interest-bearing	$86,359	$88,525
Federal Home Loan Bank advances	3,800	3,800
Accrued interest payable	96	98
Advances from borrowers for taxes and insurance	484	822
Accrued expenses and other liabilities	191	248
Total Liabilities	90,930	93,493

Stockholders’ Equity	16,150	15,696
Total Liabilities and Stockholders’ Equity	$107,080	$109,189

QUAINT OAK BANCORP, INC.
Consolidated Statements of Income
(In Thousands, except share data)

	For the Three Months Ended March 31,
	2012	2011
	(Unaudited)
Interest Income	$1,435	$1,357
Interest Expense	451	466
Net Interest Income	984	891
Provision for Loan Losses	71	27
Net Interest Income after Provision for Loan Losses	913	864
Non-Interest Income	199	79
Non-Interest Expense	823	679
Income before Income Taxes	289	264
Income Taxes	113	107
Net Income	$176	$157

Per Common Share Data:	Three Months Ended March 31,
	2012	2011
Earnings per share – basic	$0.20	$0.18
Average shares outstanding – basic	880,380	867,913
Earnings per share – diluted	$0.20	$0.18
Average shares outstanding – diluted	886,222	875,670

	Three Months Ended March 31,
Selected Operating Ratios:	2012	2011
Average yield on interest-earning assets	5.51%	5.53%
Average rate on interest-bearing liabilities	1.98%	2.15%
Average interest rate spread	3.53%	3.38%
Net interest margin	3.78%	3.63%
Average interest-earning assets to average interest-bearing liabilities	114.29%	113.01%
Efficiency ratio	69.57%	70.00%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	4.32%	3.26%
Non-performing assets as a percent of total assets	3.17%	3.69%
Allowance for loan losses as a percent of non-performing loans	25.91%	33.94%
Allowance for loan losses as a percent of total loans receivable	1.11%	1.09%

(1) Asset quality ratios are end of period ratios.

CONTACT:	Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059